EXHIBIT 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS SECOND QUARTER 2010 RESULTS
•	Second Quarter Consolidated Net Revenues Decreased $15.9 Million and Adjusted EBITDA Declined $7.2 Million Year Over Year, Reflecting Greater than Anticipated Impact from East Chicago Bridge Closure

•	Strong Consolidated Adjusted EBITDA Margin of 27.2% Despite Year-Over-Year Net Revenue Decline

•	Ameristar Black Hawk Adjusted EBITDA Grew 121.5% ($7.7 Million) Year Over Year, Reflecting Transformation by Regulatory Enhancements and Resort Hotel Opening

•	Continued Strengthening of Balance Sheet with $28 Million in Second Quarter Debt Repayments
LAS VEGAS, Wednesday, August 4, 2010 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the second quarter of 2010.
“All of our properties performed quite well during the second quarter, with the exception of Ameristar East Chicago,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “Although our East Chicago property’s financial results were adversely affected by a nearby bridge closure to a degree much greater than originally anticipated, the rest of our property portfolio produced solid year-over-year results that were consistent with our expectations going into the second quarter. In fact, if we exclude East Chicago from our consolidated financial results for both 2010 and 2009, our Adjusted EBITDA for the second quarter would have increased 2.9% year over year and our Adjusted EBITDA margin would have increased 0.7 point to 30.6%, illustrating the Company’s efficient revenue flow-through at all its other properties.
“As was the case in the first quarter, changed conditions for our Black Hawk and St. Charles properties also significantly influenced our consolidated second quarter financial performance,” added Kanofsky. “Ameristar Black Hawk once again posted substantial year-over-year improvement in all financial metrics thanks

Please refer to the tables beginning on page 10 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

to the September 2009 opening of its luxury hotel and the July 2009 regulatory reform in Colorado. One of those metrics, Adjusted EBITDA margin, reached 37.6% for the second quarter of 2010 and set a new quarterly record for the property, far surpassing its previous record of 34.6% established last quarter. Our St. Charles property was negatively impacted by new competition that entered the St. Louis gaming market in early March 2010, although to a lesser degree than we had anticipated prior to its opening. In addition to Ameristar Black Hawk, our Council Bluffs and Vicksburg properties were our most notable positive contributors to this quarter’s operating results, as demonstrated by their year-over-year growth in Adjusted EBITDA and margins.”
Second Quarter 2010 Results
The following factors impacted the comparison between the second quarters of 2010 and 2009:
•	East Chicago bridge closure. The permanent closure of the Cline Avenue bridge in the fourth quarter of 2009 has made access inconvenient for many of the property’s guests. The closure resulted in decreases of 25.6% and 62.6% in the property’s net revenues and Adjusted EBITDA, respectively, as compared to the prior-year second quarter. To date, the bridge closure has had a larger-than-anticipated adverse impact on Ameristar East Chicago’s financial performance. The Company has significantly reduced forecasted financial results for the property based on the actual operating results since the bridge closure. As a result, in the second quarter of 2010 the Company recorded a non-cash impairment charge of $56.0 million ($33.2 million on an after-tax basis) that completely eliminates the remaining net book value of goodwill associated with the acquisition of the East Chicago property and reduces the carrying value of the property’s gaming license to $12.6 million.

•	Black Hawk hotel and regulatory changes. The regulatory changes that became effective early in the third quarter of 2009 and our hotel that opened in September 2009 contributed to Ameristar Black Hawk’s 81.7% and 121.5% increases in year-over-year net revenues and Adjusted EBITDA, respectively.

•	Ameristar St. Charles. During the second quarter of 2010, our St. Charles property’s net revenues and Adjusted EBITDA declined 11.6% and 14.2%, respectively, from the prior-year second quarter. The decreases were mostly due to the entry of a new competitor in the St. Louis gaming market.
Consolidated net revenues for the second quarter decreased 5.1%, from $308.9 million in the prior year to $293.0 million in the current year. The year-over-year comparison was mostly impacted by the combined effect of the East Chicago, Black Hawk and St. Charles factors noted above. For the quarter ended June 30, 2010, promotional allowances increased $15.6 million (23.7%) over the prior-year second quarter. The year-over-year rise in promotional allowances was mostly due to increased promotional spending related to the new hotel in Black Hawk and our efforts to draw business following the bridge closure near our East Chicago property. For the second quarter of 2010, as a result of the East Chicago non-cash impairment charge, we generated an operating loss of $6.0 million, compared to operating income of $55.6 million in the same period in 2009. Consolidated Adjusted EBITDA decreased 8.3%, from $86.8 million in the second quarter of 2009 to $79.6 million in 2010. Consolidated Adjusted EBITDA margin decreased 0.9 percentage point, from 28.1% in the second quarter of 2009 to 27.2% in the second quarter of 2010.
For the three months ended June 30, 2010, the Company incurred a net loss of $24.9 million, or $0.43 per diluted share, compared to net income of $14.3 million, or $0.25 per diluted share, for the quarter ended June 30, 2009. Excluding the impact of the East Chicago impairment charge, net income would have been $8.3 million for the second quarter of 2010. Adjusted EPS was $0.13 for the quarter ended June 30, 2010, compared to $0.32 for the 2009 second quarter. The decrease in Adjusted EPS from the prior-year second quarter was primarily attributable to higher borrowing costs resulting from the Company’s 2009 debt restructuring, as well as the decline in net revenues. Adjusted EPS for the 2010 second quarter reflects a $0.09 negative impact from increased interest expense.
Additional Financial Information
Debt. At June 30, 2010, the face amount of our outstanding debt was $1.63 billion. Net repayments in the second quarter of 2010 totaled $28.0 million, including a $27.0 million repayment of a portion of the principal balance outstanding under the revolving credit facility. After taking into consideration the $62.0 million in net repayments under the revolving credit facility for the first six months of 2010, the Company has $118.6 million due in November 2010, with approximately $122 million available for borrowing under the extended portion of the revolving credit facility. The Company intends to repay all 2010 debt maturities with cash from operations and availability under the extended portion of the revolving credit facility. At June 30, 2010, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.50:1, respectively. As of that date, our total leverage and senior leverage ratios were each 4.95:1.

Interest Expense. For the second quarter of 2010, net interest expense was $34.1 million, compared to $25.6 million in the prior-year second quarter. The increase is due mostly to the May 2009 issuance of our 9-1/4% senior unsecured notes due in 2014 and the incremental interest expense incurred on the portion of the revolving credit facility that was extended in November 2009. Additionally, capitalized interest decreased from $2.4 million for the second quarter of 2009 to $0.2 million in the 2010 second quarter, due to the completion of the Black Hawk hotel.
Capital Expenditures. For the second quarters of 2010 and 2009, capital expenditures were $12.2 million and $35.6 million, respectively.
Dividends. During the second quarter of 2010, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on June 25, 2010.
Outlook
“As we look into the third quarter, we are optimistic regarding the performance of the properties in our more stable markets, including Kansas City, Council Bluffs and Vicksburg,” said Kanofsky. “We anticipate Black Hawk will continue to produce year-over-year growth based on the new hotel and related amenities despite reaching the July anniversary of the regulatory changes. We also expect some opportunities for growth in Missouri, as both of our properties have been permitted to operate 24 hours daily (except for one hour each Wednesday morning) since July 1, 2010. Prior to the change in operating hours, our Missouri properties were required to be closed for three hours per day on non-holiday weekdays. From an Adjusted EPS standpoint, assuming no significant changes in LIBOR, we expect to save approximately $6.5 million in interest expense per quarter from the July 19, 2010 expiration of our interest rate swap agreements. We also intend to seek Adjusted EPS growth through further deleveraging with free cash flow.”
In the third quarter of 2010, the Company currently expects:
•	depreciation to range from $27 million to $28 million.

•	interest expense, net of capitalized interest, to be between $27.5 million and $28.5 million, including non-cash interest expense of approximately $2.8 million.

•	the combined state and federal income tax rate to be in the range of 42.5% to 43.5%.

•	capital spending of $15 million to $20 million.

•	capitalized interest of $0.1 million to $0.2 million.

•	debt reduction of approximately $25 million.

•	non-cash stock-based compensation expense of $3.4 million to $3.9 million.
Conference Call Information
We will hold a conference call to discuss our second quarter results on Wednesday, August 4, 2010 at 11 a.m. EDT. The call may be accessed live by dialing toll-free (888) 694-4728 domestically, or (973) 582-2745, and referencing conference ID number 87046127. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from 2 p.m. EDT, August 4, 2010 until 11:59 p.m. EDT, August 18, 2010. To listen to the replay, call toll-free (800) 642-1687 domestically, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Casino	$313,120	$315,526	$627,660	$638,404
Food and beverage	32,674	34,808	65,935	72,773
Rooms	20,245	15,810	39,632	30,486
Other	8,453	8,615	16,182	16,814

	374,492	374,759	749,409	758,477
Less: promotional allowances	(81,488)	(65,857)	(153,786)	(133,737)

Net revenues	293,004	308,902	595,623	624,740

OPERATING EXPENSES:
Casino	134,102	142,136	269,642	286,480
Food and beverage	15,618	16,580	32,076	33,084
Rooms	4,576	2,102	9,132	4,334
Other	3,301	4,355	6,550	7,747
Selling, general and administrative	58,169	62,050	120,570	115,585
Depreciation and amortization	27,193	26,229	54,805	52,701
Impairment of goodwill	21,438	—	21,438	—
Impairment of other intangible assets	34,600	—	34,600	—
Impairment of fixed assets	4	42	4	95
Net loss (gain) on disposition of assets	1	(170)	53	(165)

Total operating expenses	299,002	253,324	548,870	499,861

(Loss) income from operations	(5,998)	55,578	46,753	124,879

OTHER INCOME (EXPENSE):
Interest income	112	125	224	269
Interest expense, net of capitalized interest	(34,059)	(25,602)	(68,499)	(42,517)
Loss on early retirement of debt	—	(5,210)	—	(5,210)
Other	(722)	1,028	(301)	583

(LOSS) INCOME BEFORE INCOME TAX
(BENEFIT) PROVISION	(40,667)	25,919	(21,823)	78,004
Income tax (benefit) provision	(15,775)	11,639	(7,609)	33,823

NET (LOSS) INCOME	$(24,892)	$14,280	$(14,214)	$44,181

(LOSS) EARNINGS PER SHARE:
Basic	$(0.43)	$0.25	$(0.25)	$0.77

Diluted	$(0.43)	$0.25	$(0.25)	$0.76

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11	$0.21	$0.11

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	58,005	57,483	57,908	57,411

Diluted	58,005	58,237	57,908	57,947

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	June 30, 2010	December 31, 2009
Balance sheet data
Cash and cash equivalents	$97,906	$96,493
Total assets	$2,131,595	$2,214,628
Total debt, net of discount of $11,344 and $12,779	$1,614,369	$1,677,128
Stockholders’ equity	$333,457	$335,993

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Consolidated cash flow information
Net cash provided by operating activities	$37,515	$57,165	$107,301	$126,204
Net cash used in investing activities	$(14,620)	$(45,920)	$(31,191)	$(96,404)
Net cash used in financing activities	$(33,290)	$(2,953)	$(74,697)	$(9,496)

Net revenues
Ameristar St. Charles	$64,791	$73,311	$135,100	$150,483
Ameristar East Chicago	50,959	68,495	106,979	136,122
Ameristar Kansas City	55,421	58,656	110,045	118,826
Ameristar Council Bluffs	38,456	39,989	77,382	82,239
Ameristar Vicksburg	29,503	31,026	60,154	64,145
Ameristar Black Hawk	37,510	20,649	74,464	41,045
Jackpot Properties	16,364	16,776	31,499	31,880

Consolidated net revenues	$293,004	$308,902	$595,623	$624,740

Operating income (loss)
Ameristar St. Charles	$13,636	$16,523	$31,454	$38,438
Ameristar East Chicago	(54,525)	11,055	(49,926)	23,582
Ameristar Kansas City	14,423	15,951	28,700	32,607
Ameristar Council Bluffs	11,895	11,482	23,824	24,207
Ameristar Vicksburg	8,931	8,493	19,017	19,274
Ameristar Black Hawk	9,155	1,996	16,828	5,871
Jackpot Properties	3,451	4,032	6,437	7,301
Corporate and other	(12,964)	(13,954)	(29,581)	(26,401)

Consolidated operating (loss) income	$(5,998)	$55,578	$46,753	$124,879

Adjusted EBITDA
Ameristar St. Charles	$20,252	$23,610	$44,662	$52,409
Ameristar East Chicago	5,520	14,763	14,062	30,939
Ameristar Kansas City	18,177	19,840	36,187	40,705
Ameristar Council Bluffs	14,629	14,242	29,372	29,970
Ameristar Vicksburg	12,758	12,609	26,860	27,803
Ameristar Black Hawk	14,102	6,366	26,883	13,098
Jackpot Properties	4,863	5,674	9,406	10,479
Corporate and other	(10,708)	(10,351)	(22,686)	(20,729)

Consolidated Adjusted EBITDA	$79,593	$86,753	$164,746	$184,674

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating income (loss) margins (1)
Ameristar St. Charles	21.0%	22.5%	23.3%	25.5%
Ameristar East Chicago	-107.0%	16.1%	-46.7%	17.3%
Ameristar Kansas City	26.0%	27.2%	26.1%	27.4%
Ameristar Council Bluffs	30.9%	28.7%	30.8%	29.4%
Ameristar Vicksburg	30.3%	27.4%	31.6%	30.0%
Ameristar Black Hawk	24.4%	9.7%	22.6%	14.3%
Jackpot Properties	21.1%	24.0%	20.4%	22.9%
Consolidated operating (loss) income margin	-2.0%	18.0%	7.8%	20.0%

Adjusted EBITDA margins (2)
Ameristar St. Charles	31.3%	32.2%	33.1%	34.8%
Ameristar East Chicago	10.8%	21.6%	13.1%	22.7%
Ameristar Kansas City	32.8%	33.8%	32.9%	34.3%
Ameristar Council Bluffs	38.0%	35.6%	38.0%	36.4%
Ameristar Vicksburg	43.2%	40.6%	44.7%	43.3%
Ameristar Black Hawk	37.6%	30.8%	36.1%	31.9%
Jackpot Properties	29.7%	33.8%	29.9%	32.9%
Consolidated Adjusted EBITDA margin	27.2%	28.1%	27.7%	29.6%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.
Three Months Ended June 30, 2010

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred
	Operating	and	Disposition of	Stock-Based	Compensation
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Adjusted EBITDA

Ameristar St. Charles	$13,636	$6,453	$(2)	$165	$—	$20,252
Ameristar East Chicago	(54,525)	3,925	56,041	79	—	5,520
Ameristar Kansas City	14,423	3,620	—	134	—	18,177
Ameristar Council Bluffs	11,895	2,622	—	112	—	14,629
Ameristar Vicksburg	8,931	3,684	—	143	—	12,758
Ameristar Black Hawk	9,155	4,827	—	120	—	14,102
Jackpot Properties	3,451	1,297	—	115	—	4,863
Corporate and other	(12,964)	765	4	2,221	(734)	(10,708)

Consolidated	$(5,998)	$27,193	$56,043	$3,089	$(734)	$79,593

Three Months Ended June 30, 2009

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred		One-Time
	Operating	and	Disposition of	Stock-Based	Compensation	Pre-Opening	Property Tax
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Costs	Adjustment	Adjusted EBITDA

Ameristar St. Charles	$16,523	$6,929	$—	$158	$—	$—	$—	$23,610
Ameristar East Chicago	11,055	3,640	17	51	—	—	—	14,763
Ameristar Kansas City	15,951	3,746	—	143	—	—	—	19,840
Ameristar Council Bluffs	11,482	2,795	(140)	105	—	—	—	14,242
Ameristar Vicksburg	8,493	3,992	(3)	127	—	—	—	12,609
Ameristar Black Hawk	1,996	2,798	—	99	—	197	1,276	6,366
Jackpot Properties	4,032	1,541	(2)	103	—	—	—	5,674
Corporate and other	(13,954)	788	—	1,851	964	—	—	(10,351)

Consolidated	$55,578	$26,229	$(128)	$2,637	$964	$197	$1,276	$86,753

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA — CONTINUED
(Dollars in Thousands) (Unaudited)
Six Months Ended June 30, 2010

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred
	Operating	and	Disposition of	Stock-Based	Compensation
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Adjusted EBITDA

Ameristar St. Charles	$31,454	$12,866	$14	$328	$—	$44,662
Ameristar East Chicago	(49,926)	7,801	56,029	158	—	14,062
Ameristar Kansas City	28,700	7,267	(44)	264	—	36,187
Ameristar Council Bluffs	23,824	5,325	—	223	—	29,372
Ameristar Vicksburg	19,017	7,543	14	286	—	26,860
Ameristar Black Hawk	16,828	9,814	—	241	—	26,883
Jackpot Properties	6,437	2,662	78	229	—	9,406
Corporate and other	(29,581)	1,527	4	5,550	(186)	(22,686)

Consolidated	$46,753	$54,805	$56,095	$7,279	$(186)	$164,746

Six Months Ended June 30, 2009

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred		One-Time
	Operating	and	Disposition of	Stock-Based	Compensation	Pre-Opening	Property Tax
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Costs	Adjustment	Adjusted EBITDA

Ameristar St. Charles	$38,438	$13,615	$41	$315	$—	$—	$—	$52,409
Ameristar East Chicago	23,582	7,186	69	102	—	—	—	30,939
Ameristar Kansas City	32,607	7,863	(49)	284	—	—	—	40,705
Ameristar Council Bluffs	24,207	5,700	(146)	209	—	—	—	29,970
Ameristar Vicksburg	19,274	8,259	16	254	—	—	—	27,803
Ameristar Black Hawk	5,871	5,545	—	209	—	197	1,276	13,098
Jackpot Properties	7,301	2,974	(1)	205	—	—	—	10,479
Corporate and other	(26,401)	1,559	—	3,608	505	—	—	(20,729)

Consolidated	$124,879	$52,701	$(70)	$5,186	$505	$197	$1,276	$184,674

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following table sets forth a reconciliation of consolidated net (loss) income, a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net (loss) income	$(24,892)	$14,280	$(14,214)	$44,181
Income tax (benefit) provision	(15,775)	11,639	(7,609)	33,823
Interest expense, net of capitalized interest	34,059	25,602	68,499	42,517
Interest income	(112)	(125)	(224)	(269)
Other	722	(1,028)	301	(583)
Net loss (gain) on disposition of assets	1	(170)	53	(165)
Impairment of goodwill	21,438	—	21,438	—
Impairment of other intangible assets	34,600	—	34,600	—
Impairment of fixed assets	4	42	4	95
Depreciation and amortization	27,193	26,229	54,805	52,701
Stock-based compensation	3,089	2,637	7,279	5,186
Deferred compensation plan expense	(734)	964	(186)	505
Loss on early retirement of debt	—	5,210	—	5,210
Black Hawk hotel pre-opening costs	—	197	—	197
One-time non-cash adjustment to Black Hawk property taxes	—	1,276	—	1,276

Adjusted EBITDA	$79,593	$86,753	$164,746	$184,674

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)
     The following table sets forth a reconciliation of diluted (loss) earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Diluted (loss) earnings per share (EPS)	$(0.43)	$0.25	$(0.25)	$0.76
Impairment loss on East Chicago intangible assets	0.56	—	0.56	—
Loss on early retirement of debt	—	0.06	—	0.06
One-time non-cash adjustment to Black Hawk property taxes	—	0.01	—	0.01

Adjusted diluted earnings per share (Adjusted EPS)	$0.13	$0.32	$0.31	$0.83

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors. The following discussion defines these terms and explains why we believe they are useful measures of our performance.
Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.
Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, impairment charges related to intangible assets, pre-opening costs and a one-time Black Hawk property tax adjustment. In future periods, the calculation of Adjusted EBITDA may be different than in this release. The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net (loss) income, based upon GAAP.
Adjusted EPS, as used in this press release, is diluted (loss) earnings per share, excluding the after-tax per-share impacts of impairment charges related to intangible assets, the one-time Black Hawk property tax adjustment and the loss on early debt retirement. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
###